EX-99.B(g)tgtcaexb

CUSTODIAN AGREEMENT

Dated as of August 20, 2003

Between

 UMB BANK, N.A.

and

W&R TARGET FUNDS, INC.

APPENDIX B

Portfolios of

W&R TARGET FUNDS, INC.

Custodian Agreement
Portfolio	Originally Effective:

Asset Strategy Portfolio	May 13, 1998*
Balanced Portfolio	May 13, 1998*
Bond Portfolio	May 13, 1998*
Core Equity Portfolio	May 13, 1998*
Dividend Income Portfolio	November 19, 2003
Growth Portfolio	May 13, 1998*
High Income Portfolio	May 13, 1998*
International Portfolio	May 13, 1998*
International II Portfolio	August 20, 2003
Limited-Term Bond Portfolio	May 13, 1998*
Micro Cap Growth Portfolio	August 20, 2003
Money Market Portfolio	May 13, 1998*
Mortgage Securities Portfolio	February 18, 2004
Real Estate Securities Portfolio	February 18, 2004
Science and Technology Portfolio	May 13, 1998*
Small Cap Growth Portfolio	May 13, 1998*
Small Cap Value Portfolio	August 20, 2003
Value Portfolio	February 14, 2001

*As amended and restated.

As amended February 18, 2004.